Exhibit 99.1

BED BATH & BEYOND INC. PROMOTES EXECUTIVES

UNION, New Jersey, January 3, 2006 — Bed Bath & Beyond Inc. today announced the promotion of 3 key executives effective immediately.  In announcing these actions, Steven H. Temares, Chief Executive Officer, stated, “we are pleased to once again formally recognize the outstanding contributions of these individuals.  We look forward to each of them continuing to play essential roles in the accomplishment of our Company’s long-term goals.”

Arthur Stark has been named President of Bed Bath & Beyond.  He also retains the title of Chief Merchandising Officer.  Since joining the Company in July, 1977, Art has held various executive positions, in both operating and merchandising capacities.  His most recent position, since September, 1999, had been Senior Vice President and Chief Merchandising Officer, responsible for all Buying, Marketing, Branding and Product Development functions of the Company.  He has been in this role since being named Vice President of Merchandising in 1998.

Eugene A. Castagna has been named Chief Financial Officer and Treasurer, succeeding Ronald Curwin, who has been named to the newly-established position of Senior Vice President of Investor Relations.  Gene joined the Company in November, 1994, and was most recently appointed Vice President - Finance and Principal Financial and Accounting Officer in June, 2000.  He has also been Assistant Treasurer since February, 2000.

Richard C. McMahon has been promoted to the newly-established position of Chief Strategy Officer and Vice President - Corporate Operations.  In his new role, he will also continue to be responsible for Information Technology and Supply Chain.  Rich joined the Company in August, 1998, was named Chief Information Officer in September, 1999 and most recently was appointed Vice President Supply Chain and Chief Information Officer in November, 2001.

Each of these executives, together with Matthew Fiorilli, Senior Vice President - Stores, G. William Waltzinger, Jr., Vice President – Bed Bath & Beyond Inc. Corporate Development and President – Harmon Stores, Inc., Allan N. Rauch, Vice President – Legal and General Counsel, Chuck Bilezikian, Chief Executive Officer - Christmas Tree Shops, Inc., and Donna Steele, President - Christmas Tree Shops, Inc., will continue to report to Steven H. Temares, Chief Executive Officer.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores.  The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings.  The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions; changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Senior Vice President	Director of Financial	Investor Relations
of Investor Relations	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813